DAVIDSON & COMPANY LLP — Chartered Accountants — A Partnership of Incorporated Professionals

August 17, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC
USA 20549

Dear Sirs:

Re: Viscount Systems, Inc. (the "Company")

We have read the statements included in Item 4.01 in the Form 8-K Current Report of the Company dated August 12, 2009 to be filed with the Securities and Exchange Commission and are in agreement with the statements pertaining to us. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Dale Matheson Carr-Hilton LaBonte LLP.

Yours very truly,

Davidson + Company LLP

DAVIDSON & COMPANY LLP
Chartered Accountants

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